Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of American Centurion Life Assurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of ACL Variable Annuity Account 2 - ACL Personal Portfolio Plus(2) and ACL Personal Portfolio comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 333-00519) for the registration of the ACL Personal Portfolio Plus2 and ACL Personal Portfolio Annuity offered by American Centurion Life Assurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2003